Securities and Exchange Commission

January 27, 1997

May 17, 1999

Securities and Exchange Commission

40 Fifth Street, N.W.

Washington, D. C. 20549

Ladies and Gentlemen:

Fidelity Funds

We have read the letter dated May 17, 1999 from Richard

Silver, Treasurer of the Fidelity Funds, which will be

filed in response to Item 77 K of Form N-SAR and are in

agreement with the statements contained therein.

Yours very truly,

Deloitte & Touche LLP